NATHAN’S FAMOUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 12, 2007

To our Stockholders:

The Annual Meeting of Stockholders of NATHAN’S FAMOUS, INC., will be held on Wednesday, September 12, 2007, at the Conference Room on the Lower Level at 1400 Old Country Road, Westbury, New York at 10:00 a.m. At the meeting, you will be asked to vote on:

1.                The election of nine directors to the Board of Directors;

2.                An amendment to the Nathan’s Famous, Inc. 2001 Stock Option Plan, as amended;

3.                Ratification of the appointment of Grant Thornton LLP as auditors of Nathan’s for fiscal 2008; and

4.                Any other matters that properly come before the meeting.

If you are a stockholder of record at the close of business on July 17, 2007, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about July 23, 2007.

Please sign, date and return the enclosed proxy as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,
Ronald G. DeVos
Secretary
Dated: Westbury, New York
July 23, 2007

NATHAN’S FAMOUS, INC.
1400 Old Country Road
Westbury, New York 11590

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, September 12, 2007

Our annual meeting of stockholders will be held on Wednesday, September 12, 2007, at the Conference Room on the Lower Level at 1400 Old Country Road, Westbury, New York at 10:00 a.m.

Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. This proxy statement, which was prepared by our management for the Board, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being sent to stockholders on or about July 23, 2007.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting

•       for the election of nine directors for a term of 1 year or until their successors are elected and qualified

•       to amend the Nathan’s Famous, Inc. 2001 Stock Option Plan, as amended

•       to ratify the appointment of Grant Thornton LLP as auditors for fiscal 2008

In addition, our management will report on our performance during fiscal 2007 and respond to your questions.

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on July 17, 2007. Each share of stock is entitled to one vote.

How do I vote?

You can vote in two ways:

1.     By attending the meeting; or

2.     By completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the amendment to the 2001 Stock Option Plan, and FOR ratification of the appointment of Grant Thornton as auditors for fiscal 2008.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 800-937-5449.

Will my shares be voted if I do not provide my proxy?

Yes, for certain matters, if they are held in a brokerage account. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote customers unvoted shares, which are called “broker non-votes,” on certain routine matters. Shares represented by broker non-votes will be counted as voted by the brokerage firm in the election of directors and for the ratification of the appointment of Grant Thornton as auditors for fiscal 2008 but will not be voted for the amendment to the 2001 Stock Option Plan. When a brokerage firm votes its customer’s unvoted shares, these shares are also counted for purposes of establishing a quorum.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of July 17, 2007, must be present at the meeting, in person or by proxy. This is referred to as a quorum. On July 17, 2007, we had 6,168,083 shares issued and outstanding, excluding treasury shares.

What vote is required to approve each of the matters to be considered at the meeting?

Directors are elected by a plurality of the votes cast. “Plurality” means that the nine individuals who receive the highest number of votes will be elected as directors. Abstentions will have no effect on the voting outcome with respect to the election of directors. Broker non-votes will be voted for the election of the director nominees.

The approval of the other proposals—to appoint Grant Thornton LLP as auditors of Nathan’s for fiscal 2008 and to the amend the 2001 Stock Option Plan—requires that a majority of the shares of common stock present and voting be voted “for” the proposal. A properly executed proxy marked ABSTAIN with respect to such a matter will not be voted, although it will be counted for the purpose of determining if there is a quorum present. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes will be voted for the ratification of the appointment of Grant Thornton as auditors for fiscal 2008 and will not be voted for the amendment to the 2001 Stock Option Plan.

Who will count the votes?

Representatives of American Stock Transfer & Trust Company, the transfer agent for our common stock, will tabulate the votes.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation presently provides for a Board of Directors consisting of not less than three nor more than twenty-seven directors. Directors are elected to a one-year term at each annual meeting of stockholders. Our Board of Directors now consists of nine directors, as set forth below, each of whom has consented to be nominated and to serve if elected.

Name	Age	Principal Occupation	Director Since
Robert J. Eide(1)(2)(3)	54	Chairman and Chief Executive	1987
		Officer—Aegis Capital Corp.
Eric Gatoff	38	Chief Executive Officer—Nathan’s	2005
Brian S. Genson(1)(2)(3)	58	President—Motorsport Investments	1999
Barry Leistner(1)(2)	56	President and Chief Executive	1989
		Officer—Koenig Iron Works, Inc.
Howard M. Lorber	58	President and Chief Executive	1987
		Officer—Vector Group Ltd.
		Executive Chairman of Nathan’s
Wayne Norbitz	59	President, Chief Operating	1989
		Officer of Nathan’s
Donald L. Perlyn	64	Executive Vice President—Nathan’s	1999
A. F. Petrocelli(3)	63	President, Chief Executive Officer and Chairman of the Board—United Capital Corp.	1993
Charles Raich(3)	64	Managing Partner—Raich, Ende, Malter & Co., LLP	2004

(1)          Member of the Audit Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Nominating Committee.

Unless you indicate otherwise, shares represented by executed proxies will be voted FOR the election as directors of the persons listed above. If any of them is unavailable, the shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

The Board of Directors recommends a vote FOR the directors listed above.

Director Biographies

The following is a brief account of our directors’ business experience:

Robert J. Eide has been the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide has been a director of Vector Group Ltd., a company engaged through its subsidiaries in the manufacture and sale of cigarettes in the United States and Russia, and VGR Holding, Inc., since November 1993. Mr. Eide also serves as a director of Ladenburg Thalmann Financial Services, Inc., an investment banking and brokerage firm.

Eric Gatoff has been our Chief Executive Officer since January 2007. Prior to becoming our Chief Executive Officer, he was our Vice President and Corporate Counsel from October 2003. Prior to joining us, Mr. Gatoff was a partner at Grubman, Indursky & Schindler, P.C., a law firm specializing in intellectual property, media and entertainment law. Mr. Gatoff is a member of the New York State Bar Association and holds a B.B.A. in Finance from George Washington University and a J.D. from Fordham University School of Law.

Brian S. Genson has been President of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1 Action located in Stanstead England, which is engaged in investing in the motor sport industry. Mr. Genson has been a director of Ladenburg Thalmann Financial Services, Inc., an investment banking and brokerage firm, since 2004. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson previously served as a director of Nathan’s from 1987 to 1989.

Barry Leistner has been President and Chief Executive Officer of Koenig Iron Works, Inc., a company engaged in the fabrication and erection of structural steel, since 1979. Mr. Leistner is also engaged in general construction and real estate development in New York.

Howard M. Lorber has been Executive Chairman of the Board since 2007 and a director since 1987. Mr. Lorber also served as our Chairman of the Board from 1990 through December 2006 and as Chief Executive Officer from 1993 until December 2006. Mr. Lorber has been Chief Executive Officer of Vector Group Ltd., a holding company, since January 2006 and a director since January 2001 and was President and Chief Operating Officer from January 2001 until December 2005. Mr. Lorber has been Vice Chairman of the Board of Ladenburg Thalmann Financial Services, Inc., an investment banking and brokerage firm, since July 2006. Previously he was Chairman of the Board of Ladenburg Thalmann Financial Services from May 2001 to July 2006. Mr. Lorber has been a stockholder and registered representative of Aegis Capital Corp., a broker-dealer and member firm of the NASD, since 1984. Mr. Lorber also serves as a director of United Capital Corp., a manufacturing and real estate company, since May 1991. He is also a trustee of Long Island University and is on the board of Babson College.

Wayne Norbitz has been an employee since 1975 and has been our President since October 1989. He previously held the positions of Director of Operations, Vice President of Operations, Senior Vice President of Operations and Executive Vice President. Prior to joining us, Mr. Norbitz held the position of Director of Operations of Wetson’s Corporation. Mr. Norbitz is also a member of the Board of Directors of the American Heart Association—Long Island Region.

Donald L. Perlyn has been an Executive Vice President since September 2000. Prior to our merger with Miami Subs Corporation, Mr. Perlyn was a member of Miami Subs’ board of directors. In July 1998, Mr. Perlyn was appointed President and Chief Operating Officer of Miami Subs and continued to serve in that capacity until our sale of Miami Subs in June 2007. From September 1990 to July 1998, Mr. Perlyn held various other positions at Miami Subs, and between August 1990 and December 1991, he was Senior Vice President of Franchising and Development for QSR, Inc., one of Miami Subs’ predecessors and an affiliate. Mr. Perlyn also serves as a director of IMSI, Inc., a software company, affiliated with DCDC, the former owner of Arthur Treacher’s, Inc.

A. F. Petrocelli has been the Chairman of the Board and Chief Executive Officer of United Capital Corp., a company engaged in the ownership and management of real estate and the manufacture and sale of engineered products, since 1987, President since June 1991 and from June 1983 to March 1989 and a director since June 1981. He is a director of the Boyar Value Fund, Inc., a public mutual fund, since 1997.

Charles Raich has been the Managing Partner for more than the past five years of Raich, Ende, Malter & Co., LLP, a registered public accounting firm, which he founded in 1972. His early career includes positions at both Lybrand, Ross Brothers and Montgomery and Gruntal & Co. Mr. Raich is a graduate of Hofstra University and is a certified public accountant.

Code of Ethics

The Board of Directors has adopted a Code of Conduct applicable to our principal executive officer, senior financial officers and other employees. Pursuant to the Code of Conduct, our principal executive officer and senior financial officers agree to abide by principles governing their professional and ethical conduct. The Code of Conduct sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code of Conduct in a confidential manner. A copy of the Code of Conduct can be viewed on our website at www.nathansfamous.com.

Director Independence

The Board of Directors has determined that each of Messrs. Eide, Genson, Leistner, Petrocelli and Raich are independent in accordance with Nasdaq rules. To determine independence, the Board of Directors adopted and applied the categorical standards of independence included in NASD Rule 4200(a)(15), which include a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

All of the standing committees of the Board are composed of independent directors. These committees are: the Audit Committee, the Compensation Committee and the Nominating Committee.

Board of Directors and Committee Meetings

There were four meetings of the Board of Directors during the fiscal year ended March 25, 2007. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees thereof on which he served.

Audit Committee

For the fiscal year ended March 25, 2007, there were four meetings of the Audit Committee. Each director who was a member of the Audit Committee attended all of the Audit Committee meetings during the term of his membership. Our Audit Committee is involved in discussions with our independent public accountants with respect to the scope and results of our year-end audit, our internal accounting controls and the professional services furnished by the independent auditors to us. Our Audit Committee is also involved in the review of the adequacy and effectiveness of our disclosure controls and procedures. See “Audit Committee Report.” A copy of our audit committee charter is available on our website at www.nathansfamous.com.

Compensation Committee

For the fiscal year ended March 25, 2007, there were four meetings of the Compensation Committee. Each of the members of the Compensation Committee attended the meetings. Our Compensation Committee reviews the performance of our executive officers and reviews compensation programs for our officers and key employees, including cash bonus levels and grants under our stock option and incentive plans. A copy of our compensation committee charter is available on our website at www.nathansfamous.com.

Nominating Committee

For the fiscal year ended March 25, 2007, there was one meeting of the Nominating Committee. Our Nominating Committee is responsible for reviewing suggestions of candidates for director made by directors, stockholders, management and others and for making recommendations to the Board regarding the composition of the Board and nomination of individual candidates for election to the Board. In fulfilling its responsibilities for identifying and evaluating nominees for director, the Nominating

Committee takes into account the prior experience of director nominees and its application to their responsibilities as a director of Nathan’s; however, there are no stated minimum qualifications for director nominees. The Nominating Committee will consider nominee recommendations made by stockholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the procedures set forth below under “Stockholder Nominees for Director.” A copy of our nominating committee charter is available on our website at www.nathansfamous.com.

In addition, all of our independent directors met informally in conjunction with each regularly scheduled Board of Directors meeting and also met in a formal executive session once during our fiscal year ended March 25, 2007.

Director Attendance at Annual Meetings

Our Board of Directors encourages Director attendance at our Annual Meetings of Stockholders. All of the directors then serving attended last year’s Annual Meeting.

Stockholder Nominees for Director

Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. Pursuant to our by-laws, in order to be timely, the notice must be delivered

•       in the case of an annual meeting, not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the notice must be received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us; and

•       in the case of a special meeting of stockholders called for the purpose of electing directors, the notice must be received not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The stockholder’s notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the number of shares of common stock of Nathan’s which are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) his name and record address, (b) the number of shares of Nathan’s common stock which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (d) a representation by him that he is a holder of record of stock of Nathan’s entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Policy For Stockholder Communications

Mail can be addressed to Directors in care of the Office of the Secretary, Nathan’s Famous, Inc., 1400 Old Country Road, Suite 400, Westbury, NY 11590. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to each of the non-employee directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Executive Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear above were committee members during all of fiscal 2007. No member of the Compensation Committee is or has been a former or current officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. For the fiscal year ended March 25, 2007, Mr. Lorber, Executive Chairman of Nathan’s, served on the compensation committee of the Board of Directors of United Capital Corp., the chief executive officer of which corporation, A.F. Petrocelli, served as one of the Company’s directors. During the fiscal year ended March 25, 2007, there were no reportable transactions between Mr. Petrocelli and the Company.

Certain Relationships and Related Person Transactions

In July 2007, the Board adopted Related Persons Transaction Policies and Procedures, or the Related Persons Policy, which makes all transactions with related persons subject to approval or ratification by our Audit Committee. The Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving (i) the Company or a subsidiary, (ii) amounts in excess of $120,000 and (iii) a Related Person (a term that includes executive officers, directors, holders of 5% or more of the Company’s stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the Related Person, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director and whether the transaction is material, among other considerations. Under the Related Person Policy, the Audit Committee has considered and adopted certain standing pre-approvals, including the employment of executive officers on terms approved by the Compensation Committee and the payment of compensation to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. In the event that prior approval is not feasible, the Related Persons Policy provides that a transaction may be ratified by the Audit Committee as soon as reasonably practicable following the date of the transaction.

To identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires which, among other things, require each of them to identify any transactions with us in which the officer or director or their family members have an interest. In fiscal 2007, Raich, Ende, Malter & Co., LLP, of which Mr. Raich is managing partner, provided tax services resulting in fees of approximately $128,000. The Audit Committee has ratified the transaction, as well as the resulting fees.

SECURITY OWNERSHIP

The following table sets forth as of July 17, 2007, certain information with regard to ownership of our common stock by (i) each beneficial owner of more than 5% of our common stock, based solely on filings made with the Securities and Exchange Commission; (ii) each director and executive officer named in the “Summary Compensation Table” and “Director Compensation Table” below; and (iii) all of our executive officers and directors as a group:

Name and Address (1)	Common Stock Beneficially Owned	Percent of Class
Steel Partners II, L.P.	1,018,200	16.5%
Prime Logic Capital, LLC	370,400	6.0%
Quest Equities Corp.	360,000	5.8%
Howard M. Lorber(2)	961,600	14.9%
Wayne Norbitz(3)	198,000	3.2%
Robert J. Eide(4)	78,053	1.3%
Barry Leistner(5)	3,000	*
A. F. Petrocelli(6)	124,000	2.0%
Donald L. Perlyn(7)	229,058	3.6%
Brian S. Genson(8)	33,634	*
Charles Raich(9)	8,510	*
Ronald G. DeVos(10)	57,300	*
Eric Gatoff(11)	28,000	*
Directors and officers as a group (12 persons)(12)	1,691,665	24.2%

                 * Less than 1%

       (1) The addresses of the individuals and entities in this table are: Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022; Prime Logic Capital, LLC, 135 East 57th Street, 11th Floor, New York, New York 10022; Quest Equities Corp., 8 Old Canal Crossing, Farmington, Connecticut 06032; Robert J. Eide, 810 Seventh Avenue, New York, New York 10019; Howard M. Lorber, 8061 Fisher Island, Miami, Florida 33109; Barry Leistner, 223 West 19th Street, New York, New York 10011; Brian S. Genson, 100 Crystal Court, Hewlett, New York 11557; Donald L. Perlyn, 6300 N.W. 31st Avenue, Fort Lauderdale, Florida 33309; A. F. Petrocelli, 9 Park Place, Suite 401, Great Neck, New York 11021; Charles Raich, 90 Merrick Avenue, East Meadow, New York 11554; and Wayne Norbitz, Ronald G. DeVos and Eric Gatoff, 1400 Old Country Road, Suite 400, Westbury, New York 11590.

       (2) Includes options exercisable within 60 days to purchase an aggregate of 295,000 shares. Also includes 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, as to which Mr. Lorber disclaims beneficial ownership. Includes 229,912 shares pledged as collateral to secure certain personal indebtedness including under a personal margin account.

       (3) Includes options exercisable within 60 days to purchase 110,000 shares. Includes 3,000 shares owned by Mr. Norbitz’s mother.

       (4) Includes options exercisable within 60 days to purchase 3,000 shares and 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, for which Mr. Eide is trustee.

       (5) Consists of options exercisable within 60 days to purchase 3,000 shares.

       (6) Includes options exercisable within 60 days to purchase 40,500 shares. Includes 48,500 shares owned by United Capital Corp., as to which Mr. Petrocelli disclaims beneficial ownership.

       (7) Includes options exercisable within 60 days to purchase 216,558 shares.

       (8) Includes options exercisable within 60 days to purchase 30,500 shares. Includes 1,567 shares owned by each of Jonathan Genson and Melissa Genson.

       (9) Includes 5,510 shares owned by Raich, Ende, Malter & Co., LLP, of which Mr. Raich is managing partner. Includes options exercisable within 60 days to purchase 3,000 shares.

(10) Includes options exercisable within 60 days to purchase 48,000 shares.

(11) Consists of options exercisable within 60 days to purchase 28,000 shares.

(12) Includes 869,857 shares beneficially owned by our officers and directors, Messrs. Eide, Genson, Lorber, Perlyn, Petrocelli, Raich, Leistner, Norbitz, DeVos, Schedler, Gatoff and Watts, after elimination of shares as to which beneficial ownership is shared by more than one member of this group (see notes 2 and 4, above), and 821,808 shares subject to stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NASD. These officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

Based solely on our review of the copies of the forms we have received, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2007.

PROPOSAL 2—
APPROVAL OF AN AMENDMENT TO THE NATHAN’S FAMOUS, INC.
2001 STOCK OPTION PLAN, AS AMENDED

Introduction

At the meeting, you will be asked to approve an amendment to the Nathan’s Famous, Inc. 2001 Stock Option Plan, as amended (the “2001 Plan”), which will increase the number of shares available for the grant of options under the 2001 Plan.

We are requesting a 275,000 share increase in the number of shares available for grant under the 2001 Plan in order to enable us to grant stock options to officers, directors, employees and consultants to the Company, its affiliates and subsidiaries. The 2001 Plan provides for the issuance of options only, no other equity incentives can be awarded under the 2001 Plan. As of July 17, 2007, we have a total of 6,000 shares available for grant under all of our equity incentive plans, 3,500 shares of which are available for the grant of options under the 2001 Plan. As of July 17, 2007, (i) 20,000 shares of restricted stock granted under our 2002 Stock Incentive Plan remain unvested and (ii) options to purchase 1,172,308 shares granted under all of our equity incentive plans are outstanding but unexercised, which outstanding options have a weighted average term of 4.0 years and a weighted average exercise price of $5.21.

At a meeting on July 13, 2007, our Board of Directors approved an increase of 275,000 shares in the number of shares subject to the 2001 Plan—to a total of 625,000 shares, subject to stockholder approval.

The 2001 Plan, as proposed to be amended, is set forth as Exhibit “A” to this proxy statement. The principal features of the 2001 Plan, as amended, are summarized below, but the summary is qualified in its entirety by the full text of the 2001 Plan.

Stock Subject to the 2001 Plan

After giving effect to the proposed increase in the number of shares available under the 2001 Plan, we may issue options to purchase up to 625,000 shares of common stock under the 2001 Plan. If an option under the 2001 Plan expires or terminates without being exercised in full, such shares will again be available for future issuance under the plan. The number of shares issuable is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments.

Administration of the 2001 Plan

The 2001 Plan is and will continue to be administered by our Compensation Committee, which is comprised of no fewer than two “non-employee directors,” as defined in the Securities Exchange Act of 1934.

Subject to the terms of the 2001 Plan, the Compensation Committee may determine and designate the individuals who are to be granted stock options under the 2001 Plan, the number of shares to be subject to options and the nature and terms of the options to be granted. The Board or the Compensation Committee may, at any time, amend or terminate the 2001 Plan consistent with its terms. The Compensation Committee also has authority to interpret the 2001 Plan. The Compensation Committee does not have the right to reprice any outstanding options without the affirmative vote of a majority of the stockholders voting on the repricing proposal.

Participants

Our officers, directors, employees and consultants, as well as those of our subsidiaries or affiliates, are eligible to participate in the 2001 Plan.

Terms of Awards

The options granted under the 2001 Plan are non-qualified stock options. The exercise price for the options is the fair market value of our common stock on the date of grant of the stock option. The exercise price of outstanding options is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments. The 2001 Plan permits the grant of stock options having a term of up to five years.

Stock options granted under the 2001 Plan may become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee. Unless otherwise provided by the Compensation Committee at the time of grant, and except in the manner described below upon the death or total disability of the optionee, a stock option may be exercised only in installments as follows: up to one-half of the subject shares on and after the first anniversary of the date of grant, and up to all of the subject shares on and after the second anniversary of the date of the grant of such option, but in no event later than the expiration of the term of the option.

Upon the exercise of a stock option, optionees may pay the exercise price in cash, by certified or bank cashiers check, in shares of common stock valued at fair market value on the day of exercise, with a combination of cash and stock, or under any cashless exercise program implemented by the Company, as determined by the Compensation Committee. At the discretion of the Compensation Committee, an optionee may elect to pay the exercise price by selling shares acquired upon exercise of an option, under which arrangement the optionee would remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any tax withholding resulting from such exercise.

With regard to employees, a stock option is exercisable during the optionee’s lifetime only by him and cannot be exercised by him unless, at all times since the date of grant and at the time of exercise, he is employed by us, any parent corporation or any of our subsidiaries or affiliates, except that, upon termination of his employment (other than (1) by death, (2) by total disability followed by death in the circumstances provided below, or (3) by total disability), he may exercise an option for a period of three months after his termination but only to the extent such option is exercisable on the date of such termination.

Upon termination of all employment by total disability, the optionee may exercise such options at any time within one year after his or her termination, but only to the extent such option is exercisable on the date of such termination.

In the event of the death of an optionee (1) while our employee, or an employee of any parent corporation or any subsidiary or affiliate, (2) within three months after termination of all employment with us, any parent corporation or any subsidiary or affiliate (other than for total disability), or (3) within one year after termination on account of total disability of all employment with us, any parent corporation or any subsidiary or affiliate, the optionee’s estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the death of the optionee may exercise the optionee’s option at any time within the period of two years from the date of death. In the case of clauses (1) and (3) above, the option shall be exercisable in full for all the remaining shares covered by it, but in the case of clause (2), the option shall be exercisable only to the extent it was exercisable on the date of such termination of employment.

With regard to non-employees, the vesting of the optionee’s right to exercise shall be determined by the Compensation Committee in the Option Agreement with the optionee.

Change in Control

In the event of a “change in control,” at the option of the Board or the Compensation Committee, all options outstanding on the date of the change in control may become immediately and fully exercisable; an optionee will be permitted to surrender for cancellation any option granted more than six months prior to the date of surrender and receive a cash payment of the amount, if any, by which the fair market value of the option shares surrendered exceeds the option exercise price.

For the purposes of the 2001 Plan, a change in control is defined as

•       a change in control as such term is presently defined in Regulation 240.12b-(f) under the Securities Exchange Act of 1934; or

•       if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Nathan’s, or any “person” who on the date of the adoption of the 2001 Plan is a director or officer of Nathan’s, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly, of securities representing twenty percent (20%) or more of the voting power of our then outstanding securities; or

•       if during any period of two (2) consecutive years during the term of the 2001 Plan, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority of the board.

Tax Withholding

The Compensation Committee may condition the delivery of any shares of stock or other amounts under the 2001 Plan on satisfaction of the applicable withholding obligations. The Compensation

Committee, in its discretion, may permit such satisfaction through cash payment or the surrender by the participant of a sufficient number of shares of common stock.

Transferability

Any options granted under the 2001 Plan may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, or as may be permitted by the Board or the Compensation Committee.

Grants Under the Plan

No grants of the additional shares to be added pursuant to the proposed amendment have been made under the 2001 Plan. Grants under the 2001 Plan are granted to the persons and in the amounts determined by the Compensation Committee, so it is not currently possible to predict the number of shares of common stock that will be granted or who will receive grants under the 2001 Plan after the Annual Meeting. Accordingly, amounts to be awarded under the 2001 Plan to named executive officers are not yet determinable.

Federal Income Tax Consequences

The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to awards under the 2001 Plan for participants who are both citizens and residents of the United States. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this proxy statement (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further, that special rules may apply with respect to situations not specifically discussed herein, including federal employment taxes, foreign, state and local taxes and estate or inheritance taxes. As such, participants are urged to consult with their own qualified tax advisors. The 2001 Plan is not qualified under Section 401(a) of the Internal Revenue Code. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation.

New Rules Application to Deferred Compensation

New tax legislation made significant revisions to the tax rules applicable to deferred compensation plans (which, under the statutory definition, may include awards under the 2001 Plan) by adding new Section 409A of the Code. Given their broad scope, the new rules of Section 409A of the Code, and the regulations and guidance issued thereunder, could apply to an award of options under the 2001 Plan. Nathan’s intends for the Plan and awards granted thereunder to meet certain exceptions to Section 409A of the Code, including rules exempting options from being treated as deferred compensation under the final regulations promulgated under Section 409A of the Code. Nevertheless, Nathan’s makes no representations that any awards under the 2001 Plan will be exempt from Section 409A of the Code. If an award does not comply with Section 409A of the Code, the recipient may have to include income under the option award at the time it vests and be subject to an additional 20% tax (in addition to normal income taxes) and interest, which is different than the general Federal income tax consequences described below.

Stock Options

The options to be granted under the 2001 Plan are non-qualified stock options. The grant of an option under the Plan will create no income tax consequences to the participant or to Nathan’s.

Exercise with Cash

On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes, and (iii) generally, will be an allowable income tax deduction to us. The participant’s tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock, plus any amounts included in income as compensation.

Exercise with Common Stock

If the participant pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the participant’s tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the participant to pay the exercise price, no gain or loss will be recognized by the participant on the date of exercise and the participant’s tax basis and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the participant’s tax basis will equal the fair market value of the share on the date of exercise and the participant’s holding period will begin on the day after the exercise date. The participant’s compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock.

If the optionee is subject to restrictions under Section 16(b) of the Exchange Act at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of the grant of the option), based on the excess (if any) at that time, or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option exercise price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option exercise price, in which event the holding period will commence on the date of exercise. Optionees who are subject to Section 16(b) restrictions or others should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the option.

Disposition of Option Shares

When a sale of the acquired shares occurs, a participant will recognize gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are capital assets. The capital gain or loss will receive long-term capital gain or loss treatment if the shares have been held for more than 12 months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

Section 162(m) Provisions

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain compensation paid to certain executive officers of publicly traded companies. Compensation paid to these officers in excess of $1,000,000 cannot be claimed as a tax deduction by such companies, unless such compensation qualifies for an exemption as performance-based compensation under Section 162(m). We do not anticipate that Section 162(m) will have a material impact on our ability to deduct compensation due to awards made under the 2001 Plan.

Sections 280G and 4999

Section 280G of the Internal Revenue Code limits our income tax deductions for compensation in the event that we undergo a change in control. Accordingly, all or some of the amount that would otherwise be deductible by us may not be deductible with respect to those options that become immediately exercisable and vested in the event of a change in control. In addition, if Section 280G limits such deduction with respect to an award given to a participant, a 20% federal excise tax (in addition to normal income taxes) will be withheld from that participant under Section 4999 on that portion of the cash or value of the common stock received by that participant that is non-deductible under Section 280G.

Conclusion

We believe that our long-term success depends upon our ability to attract and retain qualified officers, directors, employees and consultants and to motivate their best efforts on our behalf. Our officers, other key employees and consultants, as well as those of our subsidiaries or affiliates, and our non-employee directors, are eligible to participate in the 2001 Plan.

The affirmative vote of a majority of the votes cast on this proposal in person or by proxy at the annual meeting is required for approval of the amendment to the 2001 Plan.

The Board of Directors recommends a vote FOR the proposal to amend the 2001 Stock Option Plan, as amended.

PROPOSAL 3—
RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP
AS AUDITORS FOR FISCAL 2008

Our audit committee charter provides that the audit committee shall appoint annually a firm of independent registered public accountants to serve as auditors. In July 2006, the audit committee appointed Grant Thornton LLP to act as auditors for our fiscal year ended March 25, 2007, and our fiscal year ending March 30, 2008. Grant Thornton LLP has served as Nathan’s auditors since 2002.

Although the audit committee has sole authority to appoint auditors, it would like to know the opinion of the stockholders regarding its appointment of Grant Thornton LLP as auditors for fiscal 2008. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Grant Thornton LLP as auditors for fiscal 2008, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Grant Thornton LLP. Additionally, even if the stockholders ratify the appointment of Grant Thornton LLP, the audit committee in its discretion may select a different independent registered public accounting firm to serve as auditors at any time during the year if it determines that such a change would be in the best interests of Nathan’s and its stockholders.

Grant Thornton LLP acted as the Company’s independent registered public accounting firm for the fiscal year ended March 25, 2007. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The board of directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as auditors for fiscal 2008.

AUDIT AND RELATED FEES

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered by Grant Thornton LLP in fiscal 2007 and 2006:

	2007	2006
Audit Fees(1)	$209,000	$179,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0

(1)          Audit fees represent fees billed and expected for professional services rendered in connection with: (a) audits and reviews of the fiscal 2007 and 2006 Nathan’s Famous, Inc. consolidated financial statements, in accordance with standards of the PCAOB; (b) consultations on accounting matters reflected in the financial statements; and (c) attestation services with respect to securities offerings and SEC filings.

(2)          Grant Thornton did not render any audit-related services in fiscal 2007 or fiscal 2006.

(3)          Grant Thornton did not render any tax compliance, tax advice or tax planning services in fiscal 2007 or fiscal 2006.

(4)          Grant Thornton did not render any other services in fiscal 2007 or fiscal 2006.

Audit Committee Pre-Approval:

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accounting firm, and the compensation, fees and terms for such services. The Audit Committee also has determined not to adopt any blanket pre-approval policy but instead to require that the Audit Committee pre-approve the compensation and terms of service for audit services provided by the independent registered public accounting firm and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Audit Committee has also determined to require pre-approval by the Audit Committee or its Chairman of the compensation and terms of service for any permitted non-audit services provided by the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed the audited financial statements with Nathan’s management and discussed with Grant Thornton LLP, Nathan’s’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Grant Thornton that firm’s independence. Based upon these discussions with management and the independent registered public accounting firm, the Audit Committee recommended to Nathan’s that the audited consolidated financial statements for Nathan’s be included in Nathan’s Annual Report on Form 10-K for the fiscal year ended March 25, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton during the last fiscal year for audit services, which are set forth above under “Audit Fees,” and has discussed with the independent registered public accounting firm its independence.

The Audit Committee:
Robert J. Eide, Chairman
Barry Leistner
Brian S. Genson

Independence of Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)A of the Exchange Act. Our Audit Committee consists of Robert J. Eide (Chairman), Barry Leistner and Brian S. Genson, each of whom is independent, as defined by Rule 4200(a)(15) of the NASD listing standards.

Audit Committee Financial Expert

We currently do not have an “audit committee financial expert.” Nevertheless, the Audit Committee has available to it the financial education and experience of Charles Raich, an independent director under NASD listing standards, to perform the functions of an audit committee financial expert. Mr. Raich has the financial education and experience necessary to qualify as an “audit committee financial expert”; however, Mr. Raich is ineligible to serve on the Audit Committee because, as the managing partner of Raich, Ende, Malter & Co., LLP, an independent public accounting firm which received fees from Nathan’s in respect of tax services (an aggregate $128,065 in fiscal 2007), Mr. Raich is deemed to receive indirect compensation from Nathan’s and is therefore not “independent” for the purposes of Securities Exchange Act Rule 10A-3.

MANAGEMENT

Officers of the Company

Our executive officers are:

Name	Age	Position with the Company
Eric Gatoff	38	Chief Executive Officer
Ronald G. DeVos	52	Vice President—Finance, Chief Financial Officer and Secretary
Howard M. Lorber	58	Executive Chairman of the Board
Wayne Norbitz	59	President and Chief Operating Officer
Donald L. Perlyn	64	Executive Vice President
Donald P. Schedler	54	Vice President—Development, Architecture and Construction
Randy K. Watts	51	Vice President—Franchise Operations

Ronald G. DeVos joined us as Vice President—Finance and Chief Financial Officer in January 1995 and became Secretary in April 1995. Prior to January 1995, he was Controller of a large Wendy’s franchisee, from June 1993 to December 1994. Mr. DeVos was Vice President—Controller of Paragon Steakhouse Restaurants, Inc., a wholly owned subsidiary of Kyotaru Company Ltd., from May 1989 to

October 1992, and Controller of Paragon Restaurant Group, Inc., and its predecessors, from October 1984 to May 1989. Mr. DeVos holds an M.B.A. from St. John’s University and a B.A. from Queens College.

Donald P. Schedler has been Vice President—Development, Architecture and Construction since January 2005. Mr. Schedler initially joined us in March 1989 as Director of Architecture and Construction and was made Vice President—Architecture and Construction in February 1991 before being promoted to his current position. Prior to March 1989, he was a Director of Construction for The Riese Organization, restauranteurs, from January 1988 to February 1989 and an Associate and Project Architect with Frank Guillot Architects, Ltd. from June 1985 to January 1988. Mr. Schedler is a registered architect in the states of Vermont and New York, and holds a B.A. degree in economics from Susquehanna University and a M.A. degree in architecture from Syracuse University.

Randy K. Watts was appointed Vice President of Franchise Operations in June 2004. Mr. Watts initially joined us as a District Manager in May of 1993, was promoted to Director of Franchise Operations in September of 1997, and was made Senior Director of Franchise Operations in January of 2000 before being promoted to his current position. Prior to 1993, Mr. Watts was Regional Food Service Manager for McCrory Stores, where he worked from 1975-1993.

For the biographies of Messrs. Lorber, Gatoff, Norbitz and Perlyn, please see “Proposal 1—Election of Directors—Director Biographies.”

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific short and long-term strategic and operating objectives of Nathan’s; and (3) align executives’ interests with the long-term interests of Nathan’s’ stockholders. As described in more detail below, the material elements of our current executive compensation program for our principal executive officer, principal financial officer and the other most highly compensated executive officers (“Named Officers”) include a base salary, an annual bonus opportunity, perquisites and retirement benefits. In addition, for certain Named Officers our compensation program also includes severance protection for certain actual or constructive terminations of employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation	Objectives Attempted to be Achieved
Base Salary	—Attract and retain qualified executives
Bonus Compensation	—Motivate performance to achieve specific strategies and operating objectives —Attract and retain qualified executives
Perquisites and Personal Benefits	—Attract and retain qualified executives
Equity-Based Compensation (stock options; restricted stock units)

—Attract and retain qualified management personnel and other key employees

—Motivate performance to achieve specific strategies and operating objectives

—Align Named Officers’ long-term interests with stockholders’ long-term interests

Retirement Benefits (e.g., 401(k))	—Attract and retain qualified executives
Severance and Other Benefits Upon Termination of Employment	—Attract and retain qualified executives —Motivate performance to achieve specific strategies and operating objectives

As indicated in the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on cost-of-living or performance, among other things). We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of long-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Annual bonuses payable to our Named Officers are intended to motivate their performance to increase net income and achieve specific strategies and operating objectives. We believe the bonuses paid to our Named Officers, under their respective employment agreements and otherwise, also help us to attract and retain executives. Each executive’s annual bonus is paid out on an annual short-term basis and is designed to reward performance for that period, taking into consideration historical performance and whether or not the executive has taken steps in that period to achieve the Company’s long-term strategies and operating objectives, including objectives that may not be realized until succeeding fiscal periods.

Our equity-based compensation is primarily intended to align our executives’ long-term interests with stockholders’ long-term interests; additionally, we believe they help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Equity-based compensation is not necessarily awarded each year. Equity-based compensation is generally paid out or earned on a longer-term basis than cash compensation and is designed to reward performance over the term of the award.

The Compensation Committee’s general philosophy is that bonus and equity compensation should be consistent with sound corporate governance principles, as well as competitive compensation practices. The Compensation Committee believes incentive compensation fluctuates with the Company’s success in achieving financial and other goals, and that Nathan’s should continue to use long-term compensation such as periodic grants of stock options and restricted stock to align stockholder and executives’ interests.

The Compensation Committee has and will continue to retain outside executive compensation consulting firms (which historically have provided no other services to the Company) to provide general compensation expertise. The Committee has not engaged in benchmarking in establishing the compensation payable to its executive officers in part because the Company’s business model has evolved to become more entrepreneurial and is no longer that of a traditional restaurant and franchise business. A large portion of the Company’s revenue and operating profit is generated by its Branded Product and retail licensing programs. Consequently, the Compensation Committee does not believe that traditional restaurant and franchise companies are actual peers for the purpose of performing a benchmark analysis. Nevertheless, although the Compensation Committee did not engage in benchmarking in establishing the compensation payable to the Named Officers in carrying out its responsibilities, in fiscal 2007, the Compensation Committee sought the consulting firm’s advice regarding the compensation of Eric Gatoff and Howard Lorber, both of whom entered into employment agreements on December 15, 2006, effective January 1, 2007. In establishing the base salary to be paid to Mr. Gatoff, the Compensation Committee relied on the consulting firm’s opinion that Mr. Gatoff’s compensation and benefits arrangements, as set forth in his employment agreement, are within the range of Chief Executive Officer compensation, benefit and perquisite practices currently found in other public companies. In establishing the base salary to be paid to Mr. Lorber, the Compensation Committee relied on the consulting firm’s opinion that Mr. Lorber’s compensation and benefits arrangements, as set forth in his employment agreement, are within the range of executive compensation, benefit and perquisite practices currently found in other public companies. The Compensation Committee then determined the amount of the short-term components of our executive compensation program for the other Named Officers by rationalizing the compensation payable to the other Named Officers with that payable to Messrs. Gatoff and Lorber and taking into consideration that the base salary for certain Named Officers is established by contract.

Current Executive Compensation Program Elements

We currently have employment agreements in place for four of our named executive officers—Eric Gatoff, Howard M. Lorber, Wayne Norbitz and Donald L. Perlyn—each of which is described in further detail below in this section. There is no employment agreement in effect for Ronald G. DeVos.

Eric Gatoff.   On December 15, 2006, the Company entered into an employment agreement with Eric Gatoff pursuant to which Mr. Gatoff was appointed as Chief Executive Officer effective January 1, 2007. Under the terms of the agreement, Mr. Gatoff has agreed to serve as Chief Executive Officer effective from January 1, 2007 until December 31, 2008, which period shall extend for additional one-year periods unless either party delivers notice of non-renewal no less than 180 days prior to the end of the term then in effect.

Howard M. Lorber.   On December 15, 2006, the Company entered into an employment agreement with Howard M. Lorber pursuant to which Mr. Lorber was appointed as Executive Chairman of the Board of the Company effective from January 1, 2007 until December 31, 2012. The agreement supersedes Mr. Lorber’s previous employment agreement.

Wayne Norbitz.   In December 1992, we entered into an employment agreement with Wayne Norbitz, for a term expiring on December 31, 1996. The employment agreement was extended through December 31, 1997 on the original terms and automatically renews for successive one-year periods unless 180 days’ prior written notice is delivered to Mr. Norbitz. No such non-extension notice has been delivered to date.

Donald L. Perlyn.   On September 30, 1999, in connection with our acquisition of Miami Subs, Miami Subs entered into an employment agreement with Donald L. Perlyn, for a term expiring on September 30, 2003. The Company has guaranteed the obligations of Miami Subs under that agreement, which has not been terminated. In connection with the sale of Miami Subs, the Company and the buyer agreed that the buyer would not have any continuing liability under that agreement after the closing of the sale. Accordingly, the Company is performing under the guarantee notwithstanding the sale of Miami Subs. The term of the agreement automatically extends for successive one year periods unless 180 days’ prior written notice is delivered by one party to the other. No such non-extension notice has been delivered to date. The Company expects to enter into a new agreement between the Company and Mr. Perlyn on the same terms provided in his existing agreement.

Base Salaries

Like most companies, Nathan’s’ policy is to pay our executives’ base salaries in cash.

For the four Named Officers with employment agreements, base salaries are determined in accordance with the terms of such agreements. The base salaries reflected in the employment agreements for Messrs. Gatoff and Lorber were established by the Compensation Committee in consultation with the Company’s outside compensation consulting firm. The base salary initially payable to each of Messrs. Norbitz and Perlyn pursuant to his respective employment agreement was the product of arms-length negotiations at the time his employment commenced, which base salaries have been increased by the Compensation Committee in consultation with our Executive Chairman (who previously served as our Chairman and Chief Executive Officer). The base salary of Mr. DeVos is determined annually by the Compensation Committee in consultation with our Executive Chairman, taking into consideration his role and responsibility within our Company, as well as his experience and prior performance. In addition, the base salaries of all of our Named Officers are reviewed annually by the Compensation Committee, which may make adjustments for cost-of-living increases.

The base salary that was paid to each Named Officer in fiscal 2007 is the amount reported for such officer in the designated column of the Summary Compensation Table.

Annual Bonuses

Nathan’s policy is to pay any annual bonuses to the Named Officers in cash.

Pursuant to Mr. Gatoff’s employment agreement, the amount of his bonus may equal 100% of his base salary and is dependent upon Nathan’s’ achievement of performance goals established and agreed to by the Compensation Committee and Mr. Gatoff for each fiscal year during the employment term; provided that the bonus payable to Mr. Gatoff for the fiscal year ended March 25, 2007, is to be determined by the Compensation Committee in its discretion, based on Mr. Gatoff’s status as Vice President and Corporate Counsel through December 31, 2006, and provided, further, that Mr. Gatoff is entitled to a minimum bonus of 50% of his base salary for the first two years of the employment agreement.

Each of the Named Officers is eligible to receive a bonus, as determined by the Compensation Committee. Other than the bonuses payable to Messrs. Gatoff and Lorber pursuant to the terms of their employment agreements (described below), the payment and amount of any such bonus is discretionary and is based on a determination of the Compensation Committee following a review of our performance during the relevant fiscal year, taking into consideration historical performance and whether or not the executive has taken steps designed to enable Nathan’s to achieve strategic planning objectives, including objectives that may not be realized until succeeding fiscal periods. In making its determination, our Compensation Committee considers the recommendation of our Executive Chairman and our Chief Executive Officer, as well as any factors that are deemed to be appropriate, including the achievement of individual targets.

Mr. Lorber’s current employment agreement does not provide for a contractually-required bonus other than entitlement to receive a pro-rata portion of the bonus payable under his previous agreement. Nevertheless, the Compensation Committee may award bonuses to Mr. Lorber from time to time as it deems appropriate.

Perquisites

In addition to base salaries and annual bonus opportunities, Nathan’s provides the Named Officers with certain perquisites and personal benefits. We believe that certain perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each Named Officer’s base salary, either by contract or otherwise, we take into consideration the value of each Named Officer’s perquisites and personal benefits.

The perquisites and personal benefits paid to each Named Officer in 2007 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the “All Other Compensation” table following the Summary Compensation Table.

Equity-Based Compensation

Nathan’s policy is that the Named Officers’ long-term compensation should be linked to the value provided to stockholders of Nathan’s common stock. Accordingly, the Compensation Committee has periodically granted equity awards under Nathan’s stock incentive and stock option plans. Grants of equity awards are designed to reward our executives for assisting the Company in achieving its long-term objectives and link an increase in stockholder value to compensation.

Only 6,000 shares are currently available for grant under the Nathan’s 2001 Stock Option Plan and 2002 Stock Incentive Plan. In the event that stockholders approve Proposal 2 increasing the number of shares available for grants under the 2001 Stock Option Plan, an aggregate 281,000 shares will be available for grants of options; however, up to 2,500 of such shares could be granted in the form of restricted stock. Restricted stock will be subject to such restrictions as the Compensation Committee may impose; provided that the term of the restriction cannot be less than one year unless otherwise determined by the Compensation Committee. Historically, the term of each option generally has been ten years, however, the plan has been amended to provide that future option grants will have a term of no more than five years. The term of an option is determined at the time of grant. The purchase price of the shares of common stock subject to each option granted is not less than 100% of the fair market value of our common stock at the date of grant.

All of our stock plans provide that the Compensation Committee may adjust the number of shares under outstanding awards and for which future awards may be granted in the event of reorganization, stock split, reverse split, stock dividend, exchange or combination of shares, merger or any other change in capitalization. The participants in these plans are officers, directors and employees of, or consultants to,

Nathan’s and its subsidiaries or affiliates, except that only non-employee directors received grants under the Outside Director Plan, which has now expired and under which no options remain outstanding. In reviewing the form of stock compensation (i.e., stock options v. restricted stock) granted to any or all eligible employee(s), the Compensation Committee has historically considered a variety of important administrative and technical factors, including, but not limited to: (1) the overall availability of shares under the stock compensation plan; (2) the additional shareholder dilution effects of shares granted under the plan; (3) the number of stock options and restricted shares currently outstanding under the current plan and all previous plans (individually and in the aggregate); (4) the number of options or restricted shares previously vested and/or exercised (individually and in the aggregate); (5) the overall compensation expense and current accounting impact to Nathan’s of any past or future grants; and (6) the applicable company and employee tax implications of any such grant. When considering whether or not to make an equity grant, the Compensation Committee considers each Named Officer’s responsibilities, his performance during the prior year, his expected future contribution to Nathan’s’ performance and, for certain Named Officers, competitive data on grant values at comparable companies.

During 2007, the Compensation Committee made no awards of restricted stock to employees, including the Named Officers, and awarded an aggregate 100,000 stock options to the Named Officers. The Compensation Committee believes that the use of these awards encourages executives to continue to use their best professional skills and to remain in Nathan’s’ employ.

The following table sets forth information regarding our equity plans and other outstanding convertible securities as of July 17, 2007:

Name of Plan	Shares Issuable for Exercisable Convertible Securities	Average Exercise Prices of Outstanding Convertible Securities	Shares Available for Grant under Equity Incentive Awards
1992 Stock Option Plan (expired December 2002)	108,250	$3.5837	—
1998 Stock Option Plan	382,500	$3.3554	—
2001 Stock Option Plan	134,000	$4.4373	3,500
2002 Stock Incentive Plan	247,500	$11.5729	2,500
Miami Subs Employee Options	291,558	$3.1875	—

Retirement Benefits and Deferred Compensation Opportunities

401(k) Savings Plan

We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986. All non-union employees over age 21 who have been employed by us for at least one year are eligible to participate in the plan. Employees may contribute to the plan on a tax deferred basis up to 20% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($20,500 in calendar 2007, including $5,000 catch-up contributions for employees 50 and over). Company contributions are discretionary. For the plan year ended December 31, 2006, we elected to make matching contributions at the rate of $.25 per dollar contributed by each employee vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after six years of an employee’s service with us, matching contributions are fully vested. As of March 25, 2007, approximately 62 employees had elected to participate in the plan. For the fiscal year ended March 25, 2007, we contributed approximately $32,000 to the 401(k) plan, of which $1,650 was a matching contribution for Mr. Norbitz and $1,600 was a matching contribution for Mr. DeVos.

Deferred compensation is a tax-advantaged means of providing the Named Officers with additional compensation that supplements their base salaries and bonus opportunities.

Severance and Other Benefits Upon Termination of Employment

The Company’s policy is to provide certain Named Officers with certain payments in the event of the termination of their employment prior to the end of their current employment term due to death, disability or other than “for cause” (as defined in their respective employment agreements). Nathan’s selected such events because they are standard termination triggers in employment contracts. Nathan’s determined that its failure to provide such standard termination provisions would adversely affect its ability to achieve its compensation objectives.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Officers in connection with their termination of employment on a change in control.

Stock Ownership Guidelines

The Company does not have formal guidelines for Nathan’s stock ownership by officers and directors.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the deductibility by Nathan’s of cash compensation in excess of $1 million paid to the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Base compensation paid to executive officers for fiscal 2007 was within the $1 million Section 162(m) threshold and should, therefore, also be deductible by Nathan’s. Stock incentives granted under Nathan’s’ existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, Nathan’s should be allowed to deduct compensation related to options granted under each of these plans and the formula portion of the cash bonuses.

Compensation Committee’s Report on Executive Compensation

Nathan’s Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the non-employee directors named at the end of this report each of whom is independent as defined by the NASD Rule 4200(a)(15). The Compensation Committee has reviewed and discussed with management the disclosures contained in this Compensation Discussion and Analysis. Based upon its review and discussions, the Nathan’s Compensation Committee recommended to its Board of Directors that the Compensation Discussion and Analysis section be included in this Annual Proxy Statement and incorporated by reference into the Nathan’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors
Robert J. Eide, Chairman
Brian S. Genson
Barry Leistner

Compensation of Named Officers

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

As set forth on the following tables, 2007 compensation for Mr. Lorber reflects his employment with the Company as Chief Executive Officer until December 31, 2006 and continuing as Executive Chairman of the Board effective January 1, 2007. Similarly, 2007 compensation for Mr. Gatoff reflects his employment with the Company as Vice President and Corporate Counsel until December 31, 2006 and continuing as Chief Executive Officer effective January 1, 2007.

The discussion of the potential payments due upon a termination of employment or change in control, below, is intended to further explain the potential future payments that are, or may become, payable to our Named Officers.

2007 Summary Compensation Table

Name and Principal Positiong	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Eric Gatoff	2007	$ 187,500	$ 135,000	—	$ 23,244	—		$ 30,289	$ 376,033
Chief Executive Officer	2006	$ 175,000	$ 85,000	—	—	—		$ 816	$ 260,816
	2005	$ 153,558	$ 50,000	—	—	—		$ 685	$ 204,243
Ronald G. DeVos	2007	$ 162,750	$ 65,000	—	$ 28,921	—		$ 28,187	$ 284,858
Vice President-Finance	2006	$ 162,750	$ 60,000	—	—	—		$ 2,310	$ 225,060
and Chief Financial Officer	2005	$ 161,081	$ 45,000	—	—	—		$ 1,889	$ 207,970
Howard M. Lorber	2007	$ 287,500	—	—	$ 24,319	$ 154,732	(3)	$ 15,816	$ 482,367
Executive Chairman of the	2006	$ 250,000	—	—	—	$ 230,921	(3)	$ 816	$ 481,737
Board	2005	$ 62,500	—	$ 362,500	—	$ 210,175	(3)	$ 685	$ 635,860
Wayne Norbitz	2007	$ 288,750	$ 150,000	—	$ 52,979	—		$ 46,228	$ 537,957
President and Chief	2006	$ 288,750	$ 175,000	—	—	—		$ 14,978	$ 478,728
Operating Officer	2005	$ 285,788	$ 125,000	—	—	—		$ 14,413	$ 425,201
Donald L. Perlyn	2007	$ 210,000	$ 75,000	—	$ 38,582	—		$ 29,903	$ 353,465
Executive Vice President	2006	$ 210,000	$ 100,000	—	—	—		$ 5,757	$ 315,757
	2005	$ 207,846	$ 75,000	—	—	—		$ 5,766	$ 288,612

(1)                The amounts set forth in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of the Named Executive Officers during fiscal year 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in prior years. The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. Assumptions used in the calculation of these amounts are included in Notes B and K to the Company’s audited financial statements for the fiscal year ended March 25, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on June 22, 2007.

(2)                The amounts set forth in this column represent the dollar amount of compensation earned in fiscal year 2007 by each of our Named Executive Officers which is not reported in any of the columns of this Summary Compensation Table to the left of this column. Please see the All Other Compensation Table below for a more detailed explanation of the compensation earned by each Named Executive Officer which comprises the aggregate amounts disclosed in this column.

(3)                Paid to Mr. Lorber pursuant to the bonus provision of his previous employment agreement, which was superseded by his current agreement effective January 1, 2007.

All Other Compensation Table

	Company Matched 401(k) Contributions ($)(1)	Insurance Premiums ($)(2)	Mobile Telephone Payments ($)	Auto Allowance/Expense Reimbursement ($)	Total All Other Compensation ($)
Eric Gatoff	$ 0	$ 11,717	$ 1,437	$ 17,135	$ 30,289
Ronald G. DeVos	$ 1,600	$ 11,717	$ 854	$ 14,016	$ 28,187
Howard M. Lorber	$ 0	$ 816	$ 0	$ 15,000	$ 15,816
Wayne Norbitz	$ 1,650	$ 24,842	$ 2,048	$ 17,688	$ 46,228
Donald L. Perlyn	$ 0	$ 12,723	$ 3,292	$ 13,888	$ 29,903

(1)          The amounts set forth in this column represent the dollar amount of Company contributions to each Named Executive Officer under our 401(k) Plan in fiscal year 2007. Additional information regarding our 401(k) Plan is set forth on page 22 in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)          The amounts in this column represent Company contributions for premiums for group life, medical, dental, and long-term disability insurance for each of the Named Executive Officers during fiscal year 2007.

The following table represents stock options granted to the Named Officers during the fiscal year ended March 25, 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards	Fair Value Per Share
Eric Gatoff	6/14/06	15,000	$ 13.08	$ 92,529	$ 6.1686
Chief Executive Officer
Ronald G. DeVos	6/14/06	15,000	$ 13.08	$ 92,529	$ 6.1686
Vice President—Finance and Chief Financial Officer
Howard M. Lorber	6/14/06	25,000	$ 13.08	$ 154,215	$ 6.1686
Executive Chairman of the Board
Wayne Norbitz	6/14/06	25,000	$ 13.08	$ 154,215	$ 6.1686
President and Chief Operating Officer
Donald L. Perlyn	6/14/06	20,000	$ 13.08	$ 123,372	$ 6.1686
Executive Vice President

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Eric Gatoff	25,000	—	$4.3800	10/20/2013	—	—
Chief Executive Officer	3,000	12,000	$13.0800	06/13/2016	—	—
Ronald G. DeVos	30,000	—	$3.3438	10/28/2009	—	—
Vice President—Finance	15,000	—	$5.6200	06/14/2014	—	—
and Chief Financial Officer	3,000	12,000	$13.0800	06/13/2016	—	—
Howard M. Lorber	40,000	—	$3.9375	04/08/2008	—	—
Executive Chairman of the	250,000	—	$3.3438	10/28/2009	—	—
Board	5,000	20,000	$13.0800	06/13/2016	—	—
					20,000	$292,400
Wayne Norbitz	75,000	—	$3.3438	10/28/2009	—	—
President and Chief	30,000	—	$5.6200	06/14/2014	—	—
Operating Officer	5,000	20,000	$13.0800	06/13/2016	—	—
Donald L. Perlyn	192,558	—	$3.1875	09/30/2009	—	—
Executive Vice President	20,000	—	$5.6200	06/14/2014	—	—
	4,000	16,000	$13.0800	06/13/2016	—	—

(1)          The expiration date of all option awards is ten years from the date of their respective grants.

(2)          The amount set forth in this column represents the value of shares that have not vested calculated by multiplying the number of shares set forth in the column immediately to the left of this column by the closing price of our common stock on March 23, 2007, which was $14.62.

2007 Option Exercises And Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric Gatoff	—	—	—	—
Chief Executive Officer
Ronald G. DeVos	19,300	$218,311	—	—
Vice President—Finance and Chief Financial Officer
Howard M. Lorber	125,000	$1,261,150	—	—
Chairman of the Board	—	—	10,000	$153,200
Wayne Norbitz	70,000	$728,568	—	—
President and Chief Operating Officer
Donald L. Perlyn	17,500	$195,125	—	—
Executive Vice President

(1)          The amounts set forth in this column represent the aggregate value realized during the fiscal year,

which is determined by subtracting the exercise price of the options referenced in the column immediately to the left of this column from the closing price(s) of Nathan’s common stock on the date(s) of exercise of each particular option(s) and then multiplying that result by the number of shares received upon exercise(s).

(2)          The amounts set forth in this column represent the value of shares that have vested during the fiscal year, calculated by multiplying the number of shares set forth in the column immediately to the left of this column by the closing price of our common stock on the date on which such shares vested, February 2, 2007, which was $15.32.

Nonqualified Deferred Compensation

Neither the Company nor any Named Officer made any contribution, distribution or withdrawal as relates to the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination Or Change In Control

Severance Provisions of Employment Agreements

The employment agreements with Messrs. Gatoff, Lorber, Norbitz and Perlyn provide that on the termination of his agreement, the Named Officer is entitled to certain payments, as follow:

Eric Gatoff

•       Termination without cause: salary for the remainder of the contract term

•       Change-in-control: one-year option to terminate agreement, upon which entitled to lump sum cash payment equal to salary plus bonus (paid or payable for the most recently completed fiscal year)

•       Death or disability: salary and bonus for balance of contract term with bonus being equal to the minimum bonus of 50% of his base compensation in the event of such a termination during the initial two-year term and the amount of bonus paid or payable for the preceding fiscal year in the event of such termination during any renewal term

Howard M. Lorber

•       Termination without cause: salary and bonus for the remainder of the contract term

•       Change-in-control: one-year option to terminate employment agreement, upon which entitled to lump sum cash payment equal to the greater of (A) his salary and annual bonuses for the remainder of the employment term (including a prorated bonus for any partial fiscal year), which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination; or (B) 2.99 times his salary and annual bonus for the fiscal year immediately preceding the fiscal year of termination, as well as a lump sum cash payment equal to the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of our common stock and such then current market price; a tax gross-up payment to cover any excise tax due

•       Death or disability: salary and annual bonuses for a three-year period, which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination

•       Due to expiration of the agreement or, if earlier, upon termination (i) by mutual agreement, (ii) by Retirement (as defined in the agreement), or (iii) due to a Change in Control, he becomes a consultant to the Company for a three-year term, during which he will receive compensation of $200,000 per year

Wayne Norbitz

•       Termination without cause: annual salary and benefits for a six-month period following delivery of the termination notice plus a severance benefit of one year’s annual compensation

•       Change-in-control: right, exercisable for a six-month period, to terminate the agreement and receive an amount equal to three times his base compensation during the most recent fiscal year, less $100

Donald L. Perlyn

•       Termination without cause: payment of an amount equal to three times his base salary as in effect at the time of his termination

•       Change-in-control: the right, exercisable for a thirty-day period, to terminate the agreement and receive an amount equal to three times his base salary, together with a pro-rata portion of his bonus, for the most recent fiscal year

•       Notice of non-extension of employment agreement: payment of an amount equal to his base salary as then in effect

Estimation of Benefits

Set forth below is an estimation of the benefits payable to each of the Named Officers assuming that such officer’s employment were terminated within six months of a Change in Control of the Company and that the event triggering such payment occurred on March 25, 2007.

Name	Estimated Total Value of Cash Payments(1)
Eric Gatoff	$601,600
Ronald G. DeVos	$632,352
Howard M. Lorber	$16,535,217	(2)
Wayne Norbitz	$3,306,925
Donald L. Perlyn	$3,337,369

(1)          Amounts include all cash pursuant to the employment contracts and the value of all outstanding stock, stock options and non-vested restricted stock valued based on the closing price of our common stock on March 23, 2007, which was $14.62. Amounts do not include any payments that might be made in respect of any shares of common stock issued upon exercise of any Common Stock Purchase Rights.

(2)          Amount does not include any payment in respect of the 75,000 shares held in the Howard M. Lorber Irrevocable Trust, as to which Mr. Lorber disclaims beneficial ownership.

Director Compensation

Directors who are not our employees receive an annual fee of $7,500 and a fee of $750 for each Board of Directors or committee meeting attended. Non-employee directors who are members of committees of the Board of Directors also receive an annual fee of $1,000 for each committee on which they serve. In addition, non-employee directors are also eligible to receive grants of equity awards under our equity incentive plans. Directors who are also our employees receive no additional compensation for their service as directors.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Eide	$21,000	$15,415	—	—	—	$36,415
Brian S. Genson	$21,000	$15,415	—	—	—	$36,415
Barry Leistner	$19,250	$15,415	—	—	—	$34,665
A.F. Petrocelli	$13,000	$15,415	—	—	—	$28,415
Charles Raich	$13,000	$14,591	—	—	—	$27,591

Equity Compensation Plan Information

The following table sets forth information regarding our equity plans as of March 25, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants (column a)		Weighted-average exercise price of outstanding options and warrants (column b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (column c)
Equity compensation plans approved by security holders	789,808		6.1140	6,000
Equity compensation plans not approved by security holders	532,500	(1)	3.3257	-0-
Total	1,322,308		4.9912	6,000

(1)          Securities issued under equity plans not approved by security holders consist of options granted under the 1998 Stock Option Plan and a warrant to purchase 150,000 shares issued to Mr. Lorber, which warrant was exercised prior to the date of this Proxy Statement.

STOCK PERFORMANCE CHART

The following graph illustrates a comparison of cumulative stockholder return among Nathan’s, Standard and Poors’ 500 companies and Standard and Poors’ restaurant companies for the period since March 2002 to our fiscal year end on March 25, 2007:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Nathan’s Famous, Inc., The S&P 500 Index
And The S&P Restaurants Index

*                    $100 invested in March 2002 in stock or in March 2002 in Index, including reinvestment of dividends. Fiscal year ending March 25, 2007.

Copyright © 2007, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

FINANCIAL STATEMENTS

A copy of our Annual Report of Stockholders for the fiscal year ended March 25, 2007, has been provided to all stockholders as of July 17, 2007. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

MISCELLANEOUS INFORMATION

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, which we estimate to be $25,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than March 25, 2008, to be included in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the company at our principal offices not later than 60 days and not earlier than 90 days prior to the first anniversary date for the previous year’s annual meeting of stockholders unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary date. In such event, a stockholder’s notice will be timely if it is delivered no earlier than 90 days prior to the meeting and not later than the close of business on the later of (i) the 60th day prior to the meeting or (ii) the 10th day following the day on which Nathan’s publicly announces the date of the meeting. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our by-laws, if notice of any stockholder proposal is received before June 14, 2008, or after July 14, 2008, then the notice will be considered untimely and we are not required to present such proposal at the 2008 Annual Meeting. Additionally, if the Board of Directors chooses to present a proposal submitted after June 6, 2008 at the 2008 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We will provide without charge to any stockholder, as of the record date, copies of our Annual Report on Form 10-K, upon written request delivered to Ronald G. DeVos, Secretary, at the Company’s offices at 1400 Old Country Road, Suite 400, Westbury, New York 11590.

By Order of the Board of Directors,

RONALD G. DEVOS
Secretary
Dated:	July 23, 2007
Westbury, New York

Exhibit A

Nathan’s Famous, Inc.
2001 Stock Option Plan, as amended

SECTION 1.   GENERAL PROVISIONS

1.1   Name and General Purpose

The name of this plan is the Nathan’s Famous, Inc. 2001 Stock Option Plan (hereinafter called the “Plan”). The Plan is intended to be a broadly-based incentive plan which enables Nathan’s Famous, Inc. (the “Company”) and its subsidiaries and affiliates to foster and promote the interests of the Company by attracting and retaining officers, directors and employees of, and consultants to, the Company who contribute to the Company’s success by their ability, ingenuity and industry, to enable such officers, directors, employees and consultants to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company and to provide incentive compensation opportunities competitive with those of competing corporations.

1.2   Definitions

a.                 “Affiliate” means any person or entity controlled by or under common control with the Company, by virtue of the ownership of voting securities, by contract or otherwise.

b.                “Board” means the Board of Directors of the Company.

c.                 “Change in Control” means a change of control of the Company, or in any person directly or indirectly controlling the Company, which shall mean:

(a)  a change in control as such term is presently defined in Regulation 240.12b-(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(b)  if any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any “person” who on the date of this Agreement is a director or officer of the Company, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the voting power of the Company’s then outstanding securities; or

(c)  if during any period of two (2) consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof.

d.                “Committee” means the Committee referred to in Section 1.3 of the Plan.

e.                 “Common Stock” means shares of the Common Stock, par value $.01 per share, of the Company.

f.                   “Company” means Nathan’s Famous, Inc., a corporation organized under the laws of the State of Delaware (or any successor corporation).

g.                 “Fair Market Value” means the market price of the Common Stock on the Nasdaq Stock Market on the on the date of the grant or on any other date on which the Common Stock is to be valued hereunder. If no sale shall have been reported on the Nasdaq Stock Market on such date, Fair Market Value shall be determined by the Committee.

h.                “Non-Employee Director” shall have the meaning set forth in Rule 16(b) promulgated by the Securities and Exchange Commission (“Commission”), or any successor provision.

i.                   “Option” means any option to purchase Common Stock under Section 2 of the Plan.

j.                    “Option Agreement” means the option agreement described in Section 2.4 of the Plan.

k.                “Participant” means any officer, director, employee or consultant of the Company, a Subsidiary or an Affiliate who is selected by the Committee to participate in the Plan.

l.                   “Subsidiary” means any corporation in which the Company possesses directly or indirectly 50% or more of the combined voting power of all classes of stock of such corporation.

m.            “Total Disability” means accidental bodily injury or sickness which wholly and continuously disabled an optionee. The Committee, whose decisions shall be final, shall make a determination of Total Disability.

1.3   Administration of the Plan

The Plan shall be administered by the Board or by the Committee appointed by the Board consisting of two or more members of the Board all of whom shall be Non-Employee Directors. The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may, from time to time, confer upon it.

Subject to this Section 1.3, the Committee shall have sole and complete authority to adopt, alter, amend or revoke such administrative rules, guidelines and practices governing the operation of the Plan as it shall, from time to time, deem advisable, and to interpret the terms and provisions of the Plan; provided, that the foregoing shall not be construed to permit the Committee to amend the restriction on Option repricing contained in Section 1.10(b) hereof.

The Committee shall keep minutes of its meetings and of action taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee without a meeting, shall constitute the acts of the Committee.

1.4   Eligibility

Stock Options may be granted only to officers, directors, employees or consultants of the Company or a Subsidiary or Affiliate. All employees are eligible to receive Stock Options under the Plan. Any person who has been granted any Option may, if he is otherwise eligible, be granted an additional Option or Options.

1.5   Shares

The aggregate number of shares reserved for issuance pursuant to the Plan shall be 625,000 shares of Common Stock, or the number and kind of shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section 1.6. No individual may be granted options to purchase more than an aggregate of 125,000 shares of Common Stock pursuant to the Plan.

Such number of shares may be set aside out of the authorized but unissued shares of Common Stock or out of issued shares of Common Stock acquired for and held in the Treasury of the Company, not reserved for any other purpose. Shares subject to, but not sold or issued under, any Option terminating or expiring for any reason prior to its exercise in full will again be available for Options thereafter granted during the balance of the term of the Plan.

1.6   Adjustments Due to Stock Splits, Mergers, Consolidation, Etc.

If, at any time, the Company shall take any action, whether by stock dividend, stock split, combination of shares or otherwise, which results in a proportionate increase or decrease in the number of shares of

Common Stock theretofore issued and outstanding, the number of shares which are reserved for issuance under the Plan and the number of shares which, at such time, are subject to Options shall, to the extent deemed appropriate by the Committee, be increased or decreased in the same proportion, provided, however, that the Company shall not be obligated to issue fractional shares.

Likewise, in the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other corporate change, the Committee shall make such substitution or adjustments, if any, as it deems to be appropriate, as to the number or kind of shares of Common Stock or other securities which are reserved for issuance under the Plan and the number of shares or other securities which, at such time are subject to Options.

In the event of a Change in Control, at the option of the Board or Committee, (a) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable, and (b) an optionee will be permitted to surrender for cancellation any Option or portion of an Option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the Option or portion thereof surrendered, over the aggregate purchase price for such Shares under the Option.

1.7   Non-Alienation of Benefits

Except as herein specifically provided, no right or unpaid benefit under the Plan shall be subject to alienation, assignment, pledge or charge and any attempt to alienate, assign, pledge or charge the same shall be void. If any Participant or other person entitled to benefits hereunder should attempt to alienate, assign, pledge or charge any benefit hereunder, then such benefit shall, in the discretion of the Committee, cease.

1.8   Withholding or Deduction for Taxes

If, at any time, the Company or any Subsidiary or Affiliate is required, under applicable laws and regulations, to withhold, or to make any deduction for any taxes, or take any other action in connection with any Option exercise, the Participant shall be required to pay to the Company or such Subsidiary or Affiliate, the amount of any taxes required to be withheld, or, in lieu thereof, at the option of the Company, the Company or such Subsidiary or Affiliate may accept a sufficient number of shares of Common Stock to cover the amount required to be withheld.

1.9   Administrative Expenses

The entire expense of administering the Plan shall be borne by the Company.

1.10   General Conditions

a.                 The Board or the Committee may, from time to time, amend, suspend or terminate any or all of the provisions of the Plan, provided that, without the Participant’s approval, no change may be made which would alter or impair any right theretofore granted to any Participant; provide further, that the foregoing shall not be construed to permit the Committee to amend the restriction on Option repricing contained in Section 1.10(b) hereof.

b.                With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Option in any manner not inconsistent with the terms of the Plan, including, without limitation, and irrespective of the provisions of Section 2.3(c) below, to accelerate the date or dates as of which an installment of an Option becomes exercisable; provided, that the Committee shall not have the right to reprice any outstanding Options.

c.                 Nothing contained in the Plan shall prohibit the Company or any Subsidiary or Affiliate from establishing other additional incentive compensation arrangements for employees of the Company or such Subsidiary or Affiliate.

d.                Nothing in the Plan shall be deemed to limit, in any way, the right of the Company or any Subsidiary or Affiliate to terminate a Participant’s employment or service with the Company (or such Subsidiary or Affiliate) at any time.

e.                 Any decision or action taken by the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

f.                   No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, (i) by such member except in circumstances involving actual bad faith, nor (ii) by any other member or by any officer, agent or employee.

1.11   Compliance with Applicable Law

Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue any shares of Common Stock, or grant any Option  with respect thereto, unless it is advised by counsel of its selection  that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities and the Company may require any stock certificate so issued to bear a legend, may give its transfer agent instructions limiting the transfer thereof, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

1.12   Effective Dates

The Plan was adopted by the Board on June 14, 2001, subject to stockholder approval. The Plan shall terminate on June 13, 2011.

Section 2. OPTION GRANTS

2.1          Authority of Committee

Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine (i) the Participants to whom Options shall be granted; (ii) the number of shares to be covered by each Option; and (iii) the conditions and limitations, if any, in addition to those set forth in Sections 2 and 3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of  the restrictions, if any, to be imposed upon the sale or other disposition of shares acquired upon exercise of an Option.

Stock Options granted under the Plan shall be non-qualified stock options.

The Committee shall have the authority to grant Options.

2.2          Option Exercise Price

The exercise price set forth in the Option Agreement at the time of grant shall not be less than the Fair Market Value of the Common Stock at the time that the Option is granted.

The consideration to be paid for the Shares to be issued upon exercise of an Option may consist of (i) cash, (ii) check, (iii) other shares of the Company’s Common Stock which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or (iv) consideration received by the Company under any cashless exercise program implemented by the Company in connection with the Plan. Stock certificates  will be delivered only against such payment.

2.3          Option Grants

Each Option will be subject to the following provisions:

a.    Term of Option

An Option will be for a term of not more than five years from the date of grant.

b.    Exercise

(i)          By an Employee:

Unless otherwise provided by the Committee and except in the manner described below upon the death of  the optionee, an Option may be exercised only in installments as follows:  up to one-half of the subject shares on and after the first anniversary of the date of grant, up to all of the subject shares on and after the second such anniversary of the date of the grant of such Option  but in no event later than the expiration of the term of the Option.

An Option shall be exercisable during the optionee’s lifetime only by the optionee and shall not be exercisable by the optionee unless, at all times since the date of grant and at the time of exercise, such optionee is an employee of or providing services to the Company, any parent corporation of the Company or any Subsidiary or Affiliate, except that, upon termination of all such employment or provision of services (other than by death, Total Disability, or by Total Disability followed by death in the circumstances provided below), the optionee may exercise an Option at any time within three months thereafter but only to the extent such Option is exercisable on the date of such termination.

Upon termination of all such employment by Total Disability, the optionee may exercise such Options at any time within one year thereafter, but only to the extent such Option is exercisable on the date of such termination.

In the event of the death of an optionee (i) while an employee of or providing services to the Company, any parent corporation of the Company or any Subsidiary or Affiliate, or (ii) within three months after termination of all such employment or provision of services (other than for Total Disability) or (iii) within one year after termination on account  of Total Disability of all such employment or provision of services, such optionee’s estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the death of the optionee may exercise such optionee’s Option at any time within the period of two years from the date of death. In the case of clauses (i) and (iii) above, such Option shall be exercisable in full for all the remaining shares covered thereby, but in the case of clause (ii) such Option shall be exercisable only to the extent it was exercisable on the date of such termination of employment or service.

(ii)        By Persons other than Employees:

If the optionee is not an employee of the Company or the parent corporation of the Company or any Subsidiary or Affiliate, the vesting of such optionee’s right to exercise his Options shall be established and determined by the Committee in the Option Agreement covering the Options granted to such optionee.

Notwithstanding the foregoing provisions regarding the exercise of an Option in the event of death, Total Disability, other termination of employment or provision of services or otherwise, in no event shall an Option be exercisable in whole or in part after the termination date provided in the Option Agreement.

c.           Transferability

An Option granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, or as may be permitted by the Board or the Committee.

2.4          Agreements

In consideration of any Options granted to a Participant  under the Plan, each such Participant shall enter into an Option Agreement with the Company providing, consistent with the Plan, such terms as the Committee may deem advisable.

NATHAN’S FAMOUS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Howard M. Lorber and Eric Gatoff, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in NATHAN’S FAMOUS, INC., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held September 12, 2007 and any adjournments thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NATHAN’S FAMOUS, INC.

September 12, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

20930300000000000000 7	091207

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  Election of the following nominees, as set forth in the proxy statement:

NOMINEES:
☐ FOR ALL NOMINEES	Robert J. Eide
Eric Gatoff
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	Brian S. Genson
Barry Leistner
☐ FOR ALL EXCEPT (See instructions below)	Howard M. Lorber
Wayne Norbitz
Donald L. Perlyn
A.F. Petrocelli
Charles Raich

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. An amendment to the Nathan’s Famous, Inc. 2001 Stock Option Plan, as amended.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Ratification of the appointment of Grant Thornton LLP as auditors for fiscal 2008.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4. Upon such other business as may properly come before the meeting

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.  IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.